FGL Holdings Reports Fourth Quarter and Full Year 2018 Results and Declares Common Stock Dividend
GEORGE TOWN, Cayman Islands: February 27, 2019 - FGL Holdings (NYSE: FG), a leading provider of annuities and life insurance, today announced financial results for the fourth quarter of 2018.

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Reported fourth quarter net loss available to common shareholders of $156 million or $0.70 per share driven by mark to market volatility and realized losses related to portfolio reposition actions, neither of which are included in adjusted operating income[1]

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Delivered fourth quarter adjusted operating income (AOI)[1] available to common shareholders of $76 million or $0.34 per share; full year AOI available to common shareholders of $257 million or $1.19 per share

•	Increased fourth quarter total annuity sales 54 percent to $957 million, including a 44 percent year over year increase in fixed indexed annuities (FIAs) sales to $667 million

•	Increased full year 2018 total annuity sales 33 percent to $3.3 billion, including a 28 percent year over year increase in FIA sales to $2.3 billion

•	Increased average assets under management (AAUM) 4 percent to $25.6 billion year over year

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Completed a $64 million warrant exchange and $4 million of F&G common stock repurchases during the fourth quarter with remaining capacity under the existing share repurchase authorization of $146 million

•	Reported risk-based capital ratio at December 31, 2018 of approximately 470 percent

•	Received upgrade to financial strength rating by A.M. Best for F&G's operating companies to 'A-'

•	Declared first quarter 2019 common stock dividend of $0.01 per share

"We finished the fourth quarter on a strong earnings trajectory, with our AOI more than double what we delivered in the fourth quarter a year ago. Our sales are strong as well, especially with the news of our ratings upgrade to A-. We continued to make substantial progress on our portfolio reposition, delivering higher yield while improving portfolio diversification and reducing dependence on public corporates,” said Chris Blunt, F&G President and Chief Executive Officer. “With our strong capital position and disciplined capital allocation we are positioning ourselves for profitable organic and inorganic growth.”
As a result of acquisition accounting (purchase accounting or PGAAP), financial results for periods after the closing of the merger transaction on November 30, 2017 are generally not comparable to the results of prior periods. Certain metrics, such as sales and policyholder account values, are not affected by PGAAP and are comparable to prior period data. The Company presents the tables and financial results herein as follows:

•	Fidelity & Guaranty Life (FGL) (the Predecessor Company)-November 30, 2017 & prior periods

•	FG (the Successor Company)-December 1, 2017 and subsequent periods

The table below reconciles reported after-tax net income to adjusted operating income (AOI) available to common shareholders.

(In millions)
	Period from October 1 to December 31, 2018	Period from December 1 to December 31, 2017	Period from October 1 to November 30, 2017
	FG (Successor)	FG (Successor)	FGL (Predecessor)
Reconciliation from Net Income (loss) to AOI(1):	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$(148)	$(91)	$28
Dividends on preferred stock (5)	(8)	(2)	—
Net income (loss) available to common shareholders	(156)	(93)	28
Effect of investment losses (gains), net of offsets (2)	174	—	(6)
Impacts related to changes in the fair values of FIA related derivatives and embedded derivatives, net of hedging cost, and the fair value accounting impacts of assumed reinsurance by our international subsidiaries (2) (3)	77	(8)	(10)
Effect of change in fair value of reinsurance related embedded derivative, net of offsets (4)	—	—	(1)
Effect of integration, merger related & other non-operating items	25	(8)	29
Tax effect of affiliated reinsurance embedded derivative	(15)	(20)	—
Net impact of Tax Cuts and Jobs Act	—	131	—
Tax impact of adjusting items	(29)	(1)	(4)
AOI available to common shareholders (1)	$76	$1	$36

Fourth Quarter and Full Year Earnings Results
Fourth quarter 2018 net loss available to common shareholders was $156 million, or $0.70 per share, compared with net loss available to common shareholders of $65 million, or $0.30 per share, in the fourth quarter of 2017. Results for 2018 include the following net unfavorable items, from $77 million FIA embedded derivative market movements and fair value effects related to international subsidiaries, $72 million net unrealized losses driven by market value changes on preferred equity securities, $52 million net realized losses on planned portfolio reposition strategy, $31 million other market and non-operating items and $15 million credit-related impairment losses, partially offset by $15 million reversal of prior period benefit from tax election excluded from AOI; all of which have no impact to AOI.
Fourth quarter 2018 adjusted operating income available to common shareholders was $76 million, or $0.34 per share, up 105 percent from $37 million, or $0.17 per share, in the prior year. The increase was driven by strong and consistent underlying performance trends across the business from invested asset growth, stable underlying net investment spreads and disciplined expense management. Results also included net favorability of $13 million, or $0.06 per share, available to common shareholders from $24 million favorable net tax benefit realized upon recapture of affiliated reinsurance (pursuant to our Tax Reform planning strategy) and $4 million SPIA mortality gains; partially offset by $9 million unfavorable market movement on futures contracts held to manage policyholder behavior, $4 million higher amortization of deferred acquisition costs and $2 million project costs. The prior year quarter for December 2017 included net unfavorable items of ($11) million, or ($0.05) per diluted share. The prior quarter results for October and November 2017 included net favorability of $5 million or $0.08 per diluted share.
Full year 2018 adjusted operating income available to common shareholders was $257 million, or $1.19 per share, up 41 percent from $182 million, or $0.85 per share, in the prior year. Results for 2018 include net favorability of $37 million, or $0.17 per share, available to common shareholders from $24 million favorable net tax benefit realized upon recapture of affiliated reinsurance (pursuant to our Tax Reform planning strategy), $22 million SPIA mortality & other reserve adjustments; partially offset by ($4) million unfavorable market movement on futures contracts held to manage policyholder behavior and ($5) million project costs. The prior year included net favorability of $15 million, or $0.07 per diluted share.

Summary Financial Results (Unaudited)

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
(In millions, except per share data)	FG (Successor)		FG (Successor)
Fixed indexed annuity (FIA) sales (1)	$667	$462	$2,283	$1,779
Total retail annuity sales (1)	$957	$623	$3,346	$2,525
Average assets under management (1) (8)	$26,140	$24,722	$25,619	$24,722
Net investment spread - FIA (1)	2.55%	2.64%	2.41%	2.92%
Net investment spread - All products (1)	2.10%	1.93%	1.95%	2.33%
Net income (loss) available to common shareholders	$(156)	$(65)	$(16)	$50
Net income (loss) available to common shareholders per diluted share(6)	$(0.70)	$(0.30)	$(0.07)	$0.23
AOI available to common shareholders (1)	$76	$37	$257	$182
AOI available to common shareholders per diluted share (1) (6)	$0.34	$0.17	$1.19	$0.85
Weighted average common basic shares (6)	220.9	214.4	216.0	214.4
Weighted average common diluted shares (6)	220.9	214.4	216.0	214.4
Total common shares outstanding (6)	221.1	214.4	221.1	214.4
Book value per common share	$2.19	$7.40	$2.19	$7.40
Book value per common share excluding AOCI (1)	$6.43	$7.05	$6.43	$7.05

See footnotes below.

Strong Sales Continue
Total sales in the fourth quarter of 2018 were $1.0 billion, an increase of 14 percent from the third quarter 2018 and 60 percent compared to the prior year. For the full year 2018, total sales were $3.6 billion, an increase of 39 percent compared with the full year 2017. The increase in overall sales volumes reflects expanding relationships with distribution partners, as well as traction from new products and a comprehensive product portfolio that meets a broad range of consumer needs. Higher sales volumes were delivered while achieving new business profit and capital targets. Finally, the Company is also seeing ongoing progress in its flow reinsurance business, which achieved $185 million in deposits this year.
Total retail annuity sales were $957 million for the fourth quarter, an increase of 14 percent from the preceding quarter and 54 percent compared to the fourth quarter of 2017. For the full year 2018, total retail annuity sales of $3.3 billion increased 33 percent.
Sales of core fixed indexed annuity product in the fourth quarter were $667 million, increased 6 percent from the third quarter of 2018 and 44 percent over the prior year period. FIA sales were $2.3 billion for the full year 2018, up 28 percent. The Company continues to execute on its growth strategy and is seeing increased sales from existing distribution partners as well as new agent recruitment, which contributed 16 percent of FIA sales in 2018. F&G's newer performance-based income and accumulation product series accounted for 17 percent of FIA sales in the quarter and 12 percent for the full year 2018.
Sales of multi-year guarantee annuities (MYGA's) were $185 million in the current quarter, an increase of 15 percent compared to $161 million in the same period last year. Sales increases were driven by strong market positioning through the strength of distribution partnerships and supported by enhanced asset sourcing capabilities. During the quarter, F&G completed a $105 million funding agreement with the Federal Home Loan Bank (FHLB), under an investment spread strategy. There were no funding agreements in the prior period.
Indexed universal life (IUL) sales in the quarter were $8 million, up from $7 million last year. Stable IUL sales reflect the Company's focus on quality of new business and pricing discipline. The Company is targeting IUL growth momentum through expanded distribution and new advisors, particularly following the ratings upgrade to A- by A.M. Best in November 2018.

In the fourth quarter, F&G Reinsurance Ltd. generated $53 million of flow reinsurance deposits. For the full year 2018, flow reinsurance deposits were $185 million, with volume expected to expand as additional opportunities come online in 2019.
Investment Management
The investment portfolio is performing well and providing enhanced yield and returns, benefiting from Blackstone's investment management expertise. Significant progress was made on the portfolio reposition with the initial two phases now complete and a third phase to build out the alternative asset portfolio making significant strides as well.
Specifically, fixed income asset purchases during the fourth quarter were $2.7 billion at an average net yield(7) of 5.47 percent. Fixed income asset purchases included $2.3 billion of structured securities (CLO, CMBS and ABS), $0.2 billion residential mortgage loans and $0.1 billion public corporate bonds. Overall, the average NAIC rating for the portfolio is stable at approximately 1.5. The Company made significant progress in repositioning its portfolio to shift from corporate to structured securities and to also build out its alternative asset portfolio. F&G completed a $4 billion rotation to structured products in 2018, and structured assets now comprise 34 percent of the overall portfolio. Alternative asset fundings were $550 million or 2 percent of the portfolio at year-end and are expected to increase to approximately 3.5 percent by year-end 2019.
Average assets under management were $25.6 billion at December 31, 2018 on a year-to-date basis. AAUM increased $0.9 billion compared to the prior year period due to $1.1 billion net new business asset flows. AAUM increased $1.3 billion excluding non-economic impacts of purchase accounting. A roll forward of AAUM can be found in the non-GAAP measurements section of this release.
Net investment income was $295 million in the fourth quarter of 2018, up $29 million, or 11 percent, from the prior year quarter. Net investment income grew approximately $34 million from invested asset growth and $31 million from the portfolio reposition lift in the quarter. Offsetting this was approximately $18 million of premium amortization resulting from the fair value mark on the investment portfolio at merger transaction close and $18 million of higher planned investment fees.
Relative to the third quarter of 2018, net investment income in the fourth quarter was up $28 million, or 10 percent. The average earned yield on the total portfolio was 4.51 percent, compared to 4.13 percent in the third quarter of 2018. Entering 2019, the run rate portfolio yield is approximately 4.75 percent and will continue to rise as the alternative portfolio lift emerges.
Net investment spread across all products was 210 basis points, up 39 basis points on a sequential basis primarily due to an increase in the average earned yield on the portfolio, and up 17 basis points to the prior year period reflecting an increase in portfolio yield and stable interest credited and option costs. Net investment spread for fixed indexed annuities was 255 basis points in the fourth quarter of 2018 compared to 216 basis points in the sequential quarter an increase of 39 basis points which reflects strong progress in the portfolio reposition and stable interest credited and option costs.
For the full year 2018, the investment portfolio yield was approximately 4.9 percent on a Statutory or economic basis. Net recognized losses on investments excluding derivatives were $202 million in the quarter before amortization and taxes, primarily from $94 million net unrealized losses driven by market value changes on preferred equity securities, $78 million net realized losses on the planned portfolio reposition strategy, and $22 million credit-related impairment losses, the effects of which are excluded from AOI.
Capital Management

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In October 2018, the Company settled the warrant exchange offer. A total of 65.4 million or approximately 92 percent of the warrants were tendered in exchange for 7.2 million common shares and $64.1 million in cash. A total of 5.5 million warrants remain outstanding and will expire on November 30, 2022, or upon earlier redemption or liquidation. The additional common shares issued are reflected in per share metrics commencing in the fourth quarter of 2018.

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The Company repurchased 600,000 common shares during the quarter at an average price of $6.49 per common share for a total of $4 million. Capacity remaining under the existing share repurchase authorization was $146 million at the end of the quarter.

•	The Board of Directors declared a quarterly dividend of $0.01 per common share. The dividend is payable on April 1, 2019, to shareholders of record as of the close of business on March 18, 2019.

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GAAP book value per common share, including accumulated other comprehensive income (AOCI) at December 31, 2018 was $2.19 with 221.1 million common shares outstanding. Book value per common share, excluding AOCI (1) was $6.43, including per share reductions for the following items: ($0.66) mark to market movements, much of which has rebounded strongly since year-end, and planned capital investment actions of ($0.58) portfolio reposition losses and ($0.49) impact of the warrant exchange offer, which are expected to drive significant shareholder value in future periods.

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The Company continues to have a strong and stable capital position, with an estimated Statutory company action level risk-based capital (RBC) on an aggregate basis of approximately 470 percent as of December 31, 2018, including the impact of Tax Reform.

Conference Call and Earnings Release
This press release and the financial supplement will be posted to the Company’s website at investors.fglife.bm.

F&G will conduct a webcast and conference call on Thursday, February 28, 2019 at 9:00 a.m. ET to discuss fourth quarter 2018 results.
The event can be accessed the following ways:

•	For internet webcast, visit investors.fglife.bm/investors at least 15 minutes prior to the start of the call to register.

•	For conference call, dial 877.883.0383 (U.S. callers) or 412.902.6506 (International callers) approximately 10 minutes prior to the start of the call. The access code is 3211077.

•	A replay of the event via webcast will be available after the call at investors.fglife.bm/investors.

•	A replay of the event via telephone will be available by dialing 877.344.7529 (U.S. callers) or 412.317.0088 (International callers). The access code is 10127109.
The replay information will be available through March 21, 2019.

FGL HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31, 2018	December 31, 2017
	(Audited)	(Audited)
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: December 31, 2018 - $22,219; December 31, 2017 - $20,847)	$21,109	$20,963
Equity securities, at fair value (cost: December 31, 2018 - $1,526; December 31, 2017 - $1,392)	1,382	1,388
Derivative investments	97	492
Short term investments	—	25
Mortgage loans	667	548
Other invested assets	662	188
Total investments	23,917	23,604
Cash and cash equivalents	571	1,215
Accrued investment income	216	211
Funds withheld for reinsurance receivables, at fair value	757	756
Reinsurance recoverable	3,190	2,494
Intangibles, net	1,359	853
Deferred tax assets, net	343	182
Goodwill	467	467
Other assets	125	141
Total assets	$30,945	$29,923

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$23,387	$21,827
Future policy benefits, including $725 and $728 at fair value at December 31, 2018 and December 31, 2017, respectively	4,641	4,751
Funds withheld for reinsurance liabilities	722	2
Liability for policy and contract claims	64	78
Debt	541	307
Revolving credit facility	—	105
Other liabilities	700	890
Total liabilities	30,055	27,960

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.0001 par value, 100,000,000 shares authorized, 399,033 and 375,000 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively)	—	—
Common stock ($.0001 par value, 800,000,000 shares authorized, 221,660,974 and 214,370,000 issued and outstanding at December 31, 2018 and December 31, 2017, respectively	—	—
Additional paid-in capital	1,998	2,037
Retained earnings (Accumulated deficit)	(167)	(149)
Accumulated other comprehensive income (loss)	(937)	75
Treasury stock, at cost (600,000 shares at December 31, 2018; no shares at December 31, 2017)	(4)	—
Total shareholders' equity	890	1,963
Total liabilities and shareholders' equity	$30,945	$29,923

FGL HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

				Year Ended
	Period from October 1 to December 31, 2018	Period from December 1 to December 31, 2017	Period from October 1 to November 30, 2017	December 31, 2018	September 30, 2017
			Predecessor		Predecessor
	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)
Revenues:
Premiums	$9	$3	$7	$54	$42
Net investment income	295	92	174	1,107	1,005
Net investment gains (losses)	(555)	42	146	(629)	316
Insurance and investment product fees and other	40	28	35	179	167
Total revenues	(211)	165	362	711	1,530
Benefits and expenses:
Benefits and other changes in policy reserves	(52)	124	227	423	843
Acquisition and operating expenses, net of deferrals	55	16	51	181	137
Amortization of intangibles	(23)	4	36	49	193
Total benefits and expenses	(20)	144	314	653	1,173
Operating income	(191)	21	48	58	357
Interest expense	(8)	(2)	(4)	(29)	(24)
Income (loss) before income taxes	(199)	19	44	29	333
Income tax expense	51	(110)	(16)	(16)	(110)
Net income (loss)	$(148)	$(91)	$28	$13	$223
Less preferred stock dividend	8	2	—	29	—
Net income (loss) available to common shareholders	$(156)	$(93)	$28	$(16)	$223

Net income (loss) per common share:

Basic	$(0.70)	$(0.44)	$0.48	$(0.07)	$3.83
Diluted	$(0.70)	$(0.44)	$0.47	$(0.07)	$3.83
Weighted average common shares used in computing net income per common share:
Basic	220.9	214.4	58.3	216.0	58.3
Diluted	220.9	214.4	58.5	216.0	58.4

Cash dividend per common share	$—	$—	$0.07	$—	$0.26

RECONCILIATION OF BOOK VALUE PER COMMON SHARE EXCLUDING AOCI

(In millions, except per share data)	December 31, 2018	December 31, 2017
	(Unaudited)	(Unaudited)
Reconciliation to total shareholders' equity:
Total shareholders' equity	$890	$1,963
Less: AOCI	(937)	75
Less: Preferred equity	406	377
Total common shareholders' equity excluding AOCI (1)	$1,421	$1,511

Total common shares outstanding	221.1	214.4
Weighted average common shares outstanding - basic (6)	220.9	214.4
Weighted average common shares outstanding - diluted (6)	220.9	214.4

Book value per common share including AOCI (1)	$2.19	$7.40
Book value per common share excluding AOCI(1)	$6.43	$7.05

ROLLFORWARD OF AVERAGE ASSETS UNDER MANAGEMENT(1) (AAUM) (Unaudited)

(In billions)	AAUM
AAUM as of December 31, 2017	$24.7
Net new business asset flows	1.1
PGAAP amortization	(0.4)
Net proceeds of senior note issuance / paydown	0.2
AAUM as of December 31, 2018	$25.6

Footnotes:

(1)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

(2)	Amounts are net of offsets related to value of business acquired (VOBA), deferred acquisition cost (DAC) and deferred sale inducement (DSI) amortization.

(3)
The Company adjusted its non-GAAP measure to remove the residual impacts of fair value accounting on its FIA products, for periods after December 31, 2017 and the fair value accounting impacts of assumed reinsurance by our international subsidiaries for periods after September 30, 2018.

(4)	Applicable to the Predecessor only due to the merger.

(5)	Applicable to the Successor only.

(6)	Predecessor share counts reflect those of the Successor entity post merger for comparability.

(7)	Average yield reflects investment book yield on bonds purchased during the quarter. See the Non-GAAP Measures section below for additional information.

(8)	2017 AAUM reflects the one month period from December 1, 2017 to December 31, 2017

Purchase Accounting
On November 30, 2017, Fidelity & Guaranty Life completed its merger transaction with CF Corp, emerging as FGL Holdings. As of the merger date, the Company applied the acquisition method of accounting (purchase accounting or PGAAP), including the initial recognition of most of FGL's and Front Street Re assets and liabilities at fair value, and the recognition of goodwill and other merger-related intangible assets. Prior period results are not restated for the new basis of accounting, which is used in the preparation of future financial statements and related disclosures.

Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
The Company updated its AOI definition as to remove the residual impacts of fair value accounting on its FIA products, including gains and losses on derivatives hedging those policies. Management believes the revised measure enhances the understanding of the business post-merger and is more useful and relevant to investors as compared to the previous definition which eliminated only the effects of changes in the interest rates used to discount the FIA embedded derivative.
AOI is a non-GAAP economic measure we use to evaluate financial performance each period. AOI is calculated by adjusting net income (loss) to eliminate:
(i) the impact of net investment gains/losses, including other than temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies,
(ii) the impacts related to changes in the fair values of FIA related derivatives and embedded derivatives, net of hedging cost, and the fair value accounting impacts of assumed reinsurance by our international subsidiaries,
(iii) the tax effect of affiliated reinsurance embedded derivative,
(iv) the effect of change in fair value of the reinsurance related embedded derivative,
(v) the effect of integration, merger related & other non-operating items,
(vi) impact of extinguishment of debt, and
(vii) net impact from Tax Cuts and Jobs Act.
Adjustments to AOI are net of the corresponding impact on amortization of intangibles, as appropriate. The income tax impact related to these adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of the Company, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, Management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations.

Beginning with the quarter ended March 31, 2018, the Company updated its AOI definition to remove the residual impacts of fair value accounting on its FIA products, including gains and losses on derivatives hedging those policies. Management believes the revised measure enhances the understanding of the business post-merger and is more useful and relevant to investors as compared to the previous definition which eliminated only the effects of changes in the interest rates used to discount the FIA embedded derivative. Periods shown prior to March 31, 2018 have not been adjusted to reflect the new definition.Beginning with the quarter ended December 31, 2018, the Company updated its AOI definition to remove the incremental change due to the impact of the fair value accounting election for international subsidiaries. Management believes this revision will enhance the understanding of our business as the Company executes its growth strategy through international third party assumed business and is more relevant to investors as the impact of fair value accounting election can create an increases/decreases in the assumed liabilities that does not match the increase/decrease of the corresponding assets. This change will be applied on a prospective basis as the Company executes its growth strategy through international third party assumed reinsurance.

AOI available to common shareholders is a non-GAAP economic measure we use to evaluate financial performance attributable to our common shareholders each period. AOI available to common shareholders is calculated by adjusting net income (loss) available to common shareholders to eliminate the same items as described in the AOI paragraph above. While these adjustments are an integral part of the overall performance of the Company, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, Management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

Adjusted Operating Return on Common Shareholders’ Equity Excluding AOCI is calculated by dividing AOI Available to Common Shareholders’ by total average Common Shareholders’ Equity Excluding AOCI. Average Common Shareholders’ Equity Excluding AOCI for the twelve months rolling, is the average of 5 points throughout the period and for the quarterly average Common Shareholders Equity is calculated using the beginning and ending Common Shareholders Equity, Excluding AOCI, for the period. For periods less than a full fiscal year, amounts disclosed in the table are annualized. As a result of the merger, the starting point for calculation of average Common Shareholders’ Equity was reset to December 1, 2017. The rolling average will be updated from the merger date forward to use available historical data points for the successor until 5 historical data points are available. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of adjusted earned return on common equity.

Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the performance of the Company’s invested assets against the level of investment return provided to policyholders, inclusive of hedging costs.
AAUM is the sum of (i) total invested assets at amortized cost, excluding derivatives; (ii) related party loans and investments; (iii) accrued investment income; (iv) funds withheld at fair value; (v) the net payable/receivable for the purchase/sale of investments and (iv) cash and cash equivalents, excluding derivative collateral, at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.
Investment book yield on bonds purchased during the period excludes yield on short-term treasuries and cash and cash equivalents. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the level of return on the Company’s income generating invested assets.

Common Shareholders’ Equity is based on Total Shareholders’ Equity excluding Equity Available to Preferred Shareholders. Management considers this to be a useful measure internally and to investors to assess the level of equity that is attributable common stock holders.

Common Shareholders’ Equity Excluding AOCI is based on Common Shareholders' Equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on common equity.

GAAP Book Value per Common Share including and excluding AOCI is calculated as Common Shareholders’ Equity and Common Shareholders Equity Excluding AOCI divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company.
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Annuity and IUL sales are recorded as deposit liabilities (i.e. contractholder funds) within the Company's unaudited condensed consolidated financial statements in accordance with GAAP. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.

While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
About FGL Holdings
FGL Holdings-the F&G family of insurance companies-is committed to helping Americans prepare for and live comfortably in their retirement. Through its subsidiaries, F&G is a leading provider of annuity and life insurance products. FGL Holdings, domiciled in the Cayman Islands, trades on the New York Stock Exchange under the ticker symbol FG. For more information, please visit www.fglife.bm.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FG's management and the management of FG's subsidiaries (including target businesses). Forward-looking statements are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FG's assumptions and estimates; FG's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FG's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FG's reinsurers failing to meet their assumed obligations; restrictions on FG's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FG's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FG's operations; FG's ability to successfully acquire new companies and integrate such acquisitions; and other factors discussed in FG’s most recent Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Reports on Form 10-Q, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FG does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Investor Contact:
Diana Hickert-Hill
FGL Holdings
Investors@fglife.bm
410.487.8898

Source: FGL Holdings